Exhibit 99.2

Hibernia Corporation Election Form

Please refer to the enclosed Instructions for additional detail regarding making a new election. All elections previously made in connection with the original merger agreement have been cancelled. The right to make an election under the amended merger agreement expires on the new election deadline, which is 5 p.m., New York City time, on November [__], 2005. See Instructions A.1 and A.2.

1: DESCRIPTION OF SURRENDERED SHARES.  See Instruction B.1. Please list the certificate(s) you are enclosing with this form; attach a separate sheet if needed. If you hold shares in certificated form and you do not return your Hibernia share certificate(s) with this form or submit a guarantee of delivery, you will be deemed to have made NO ELECTION regarding the shares represented by the missing certificate(s), and you will receive cash, Capital One shares or a combination of both depending on the elections of other Hibernia shareholders. Please note that Hibernia shareholders that previously validly tendered their Hibernia share certificates to the exchange agent with their elections (or submitted an election form to the exchange agent with respect to their book-entry or dividend reinvestment shares) under the original merger agreement had their shares returned to them in book-entry form when those original elections were cancelled. If all of your shares are held in book-entry or dividend reinvestment form, for this Item 1, you only need to fill in the right-hand column in the box below.

Certificate Number(s), if Hibernia shares are held in certificate form	Number of Shares (List number of shares represented by each certificate listed in the left-hand column and/or the number of shares held in book-entry or dividend reinvestment form)

TOTAL SHARES è

2.	ELECTION CHOICES: All elections are subject to proration as described in the revised proxy statement/prospectus mailed to you on [ ], 2005 and in the amended merger agreement. You are urged to read the revised proxy statement/prospectus in its entirety and the instructions enclosed with this Election Form before completing this Election Form. Choose ONE of the following options. If you do not check a box or if you check more than one box, you will be considered to have made NO ELECTION, and you will receive cash, Capital One shares or a combination of both depending on the elections of other Hibernia shareholders.

A.	☐ Mark this box to elect CASH consideration on ALL of your Hibernia shares, subject to possible proration.

OR

B.	☐ Mark this box to elect STOCK consideration on ALL of your Hibernia shares, subject to possible proration.

OR

C.

☐      Mark this box to elect a combination of CASH and STOCK consideration, and write the number of whole Hibernia shares (no fractions) for each form of consideration you wish to receive in the boxes below, subject to possible proration. Do not insert dollar amounts in these boxes.

CASH Consideration:	☐	☐	☐	☐	☐	☐	☐	☐

STOCK Consideration:	☐	☐	☐	☐	☐	☐	☐	☐

3.	SPECIAL HANDLING REQUIREMENTS

☐ Please indicate here if you have special issuance and payment or special delivery instructions, and complete Box A or B, as appropriate, on the reverse side of this Election Form. See Instructions B.2, B.4, B.6 and B.7.

By signing this form, you agree to the terms, conditions and statements set forth on this Election Form and in the Instructions (including the representations and warranties set forth in Section C of the Instructions), the accompanying Q&A booklet and in the revised proxy statement/prospectus, AND you hereby waive any previously submitted notice of objection to the merger and exercise of dissenter’s rights and waive any dissenter’s rights with respect to your Hibernia shares.

Signature Date

Signature of co-owner, if any Date All registered owners, as shown on the left, must sign

Mailing Instructions:

If you want to make an election, you must return the Hibernia shares certificate(s) (if you hold your shares in certificated form) with your completed and signed Election Form and any other required documents to one of the addresses below. Your properly completed election must be received prior to the new election deadline. We have enclosed a pre-addressed envelope for your convenience. Please allow ample time for delivery.

By Mail:	By Overnight Delivery:	By Hand:

Computershare Hibernia/Capital One Transaction Attn.: Corp Actions P. O. Box 859208 Braintree, MA 02185-9208	Computershare Hibernia/Capital One Transaction Attn.: Corp Actions 161 Bay State Dr. Braintree, MA 02184	Computershare Hibernia/Capital One Transaction Attn.: Corp Actions 17 Battery Place, 11th Floor New York, NY 10004

Delivery shall be effected, and risk of loss and title to any Hibernia share certificates shall pass, only upon proper delivery of the certificate(s) or book-entry transfer of shares to the Exchange Agent. Delivery of the Election Form to an address other than set forth above will NOT constitute a valid delivery to the Exchange Agent.

If the Exchange Agent has not received your properly completed Election Form, accompanied by your Hibernia share certificate(s) or a properly completed guarantee of delivery (if you hold your shares in certificated form) by 5 p.m., New York City time, on November [         ], 2005, which is the election deadline, then you have not made an effective election and you will be deemed to have not made an election and will receive stock consideration, cash consideration or a combination of both cash consideration and stock consideration depending on the elections of other Hibernia shareholders.

For Information About the Election:

Questions regarding replacement of certificates that have been lost, stolen, or destroyed should be directed to Mellon Investor Services at 1-800-814-0305. For other questions regarding the election, you may contact the Exchange Agent by telephone at 1-866-469-6745, or by mail at 118 Fernwood Avenue, Edison, NJ 08837.

BOX A

Special Issuance and Payment Instructions

(See Instructions B.2, B.4, B.6 and B.7)

To be completed ONLY if the merger consideration is to be issued in the name of someone other than that shown on the front of this Election Form.

BOX B

Special Delivery Instructions

(See Instructions B.2, B.4 and B.7)

To be completed ONLY if the merger consideration is to be mailed to the registered owner at an address other than that shown on the front of this Election Form.

Issue check and/or Capital One shares to:	Mail check and/or Capital One shares to:
Name:	Name:
Address:	Address:

If you complete this box, you will need a signature guarantee by an Eligible Institution. See Instruction B.2 and B.6.

If you complete this box, a Form W-9 may also

need to be completed by the person named above. See Instruction B.8.

If you complete this box, you will need a signature guarantee by an eligible institution. See Instructions B.2 and B.7.

If you completed Box A or Box B above, please sign below:

MEDALLION SIGNATURE GUARANTEE
Signature	Signature of co-owner, if any	(Stamp here)

[Hibernia logo]	[Capital One Logo]

[                    ], 2005

Dear Hibernia Shareholder:

We are sending you the enclosed Election Form in connection with the expected merger of Hibernia Corporation and Capital One Financial Corporation, the terms of which have been revised to take into account the potential impact of Hurricane Katrina on Hibernia. On August 3, 2005, the Hibernia shareholders voted to approve the original merger agreement. However, as a result of the impact of Hurricane Katrina and its aftermath, Capital One and Hibernia renegotiated the terms of the transaction and subsequently entered into Amendment No. 1, dated as of September 6, 2005, to the original merger agreement, in which the parties agreed that all elections submitted in connection with the original election deadline would be cancelled. Therefore, Hibernia shareholders wishing to elect the type of merger consideration they prefer to receive in the merger must submit the enclosed Election Form in order to make a valid election. Promptly after September 8, 2005, the Exchange Agent returned to Hibernia shareholders of record all shares previously tendered in elections. If you validly tendered your share certificates and submitted your original election form to the Exchange Agent before the original election deadline, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. If you previously submitted your original election form to the Exchange Agent with respect to shares that were held in book-entry form, your shares remain in your account. If you need information on the status of shares with respect to which you made such a prior election, you should contact Mellon Investor Services at 1-800-814-0305.

Hibernia shareholders will vote on the amended merger agreement at a special meeting to be held on November [ ], 2005, and the merger is expected to be completed within two business days following the special meeting, subject to Hibernia shareholders’ approval of the merger, the receipt and effectiveness of all necessary regulatory approvals and the fulfillment of other customary conditions. The deadline for making an election is 5:00 p.m., local time in New York City, on November [ ], 2005.

In the merger, Hibernia will merge into Capital One and Hibernia shareholders are entitled to make an election about the type of merger consideration (Capital One common stock, cash or a combination of both) they prefer to receive in the merger. Shareholders that elect to receive entirely cash or entirely Capital One common stock may nevertheless receive a combination of cash and common stock and shareholders who elect to receive a combination of cash and Capital One common stock may receive cash and common stock in a different proportion than what they elect. In any event, under the amended merger agreement such consideration will have a value approximately equal to the sum of (a) 0.2055 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before the completion of the merger and (b) $13.95.

A complete description of the amended merger agreement and of the election and proration procedures is included in the revised proxy statement/prospectus that is being mailed under separate cover to Hibernia shareholders at approximately the same time as this document. You should read the revised proxy statement/prospectus carefully and in its entirety. Your tax consequences will vary depending upon the election you make and a number of other factors. For certain information regarding the federal income tax consequences of elections, see “Material U.S. Federal Income Tax Consequences of the Merger” in the revised proxy statement/prospectus.

In order to make a valid election between cash consideration and stock consideration, subject to proration, please complete and sign the enclosed Election Form in accordance with the instructions, and return the form along with your Hibernia stock certificate(s) (if you hold any Hibernia stock certificates), or a properly completed guarantee of delivery, to Computershare Shareholder Services, Inc., the Exchange Agent for the merger, no later than 5:00 p.m., local time in New York City, on November [ ], 2005.

If you do not make a valid election by the election deadline, you will have no control over the type of consideration that you will receive and your Hibernia shares may be exchanged for cash, Capital One shares or a combination of both, depending on the elections of other Hibernia shareholders.

Once you tender your shares of Hibernia common stock in order to make an election, you will not be able to sell or transfer those Hibernia shares, unless you revoke your election prior to the election deadline. Further, once you tender your shares of Hibernia common stock in order to make an election, you will not be able to exercise dissenters’ rights for such shares, unless you revoke your election prior to the election deadline.

We encourage you to read the enclosed documents, including the Election Form, instructions and list of frequently asked questions and answers. You also should read carefully the revised proxy statement/prospectus. If after reading these documents, you are uncertain about what to do, we encourage you to consult with a financial professional to help you make your final decision. In addition, if you have questions about the enclosed form or if you need any additional information please contact the Exchange Agent at 1-866-469-6745. If you need additional copies of the revised proxy statement/prospectus, please contact the Proxy Information Agent, Mellon Investor Services LLC at 1-800-814-0305.

Yours truly,

Richard D. Fairbank Chairman of the Board, Chief Executive Officer and President Capital One Financial Corporation	J. Herbert Boydstun President and Chief Executive Officer Hibernia Corporation

Instructions

Your election is subject to certain terms, conditions and limitations, which are set forth in the amended merger agreement and described in the revised proxy statement/prospectus. The amended merger agreement is included in composite form as Annex A of the revised proxy statement/prospectus. Copies of the revised proxy statement/prospectus may be requested from the Proxy Information Agent at 1-800-814-0305. The delivery of the Election Form is acknowledgement of the receipt of the revised proxy statement/prospectus. Each holder of Hibernia common shares is encouraged to read the revised proxy statement/prospectus in its entirety and to discuss the contents thereof, the merger and the Election Form with his or her personal financial and tax advisors prior to deciding which election to make. The tax consequences to a holder of Hibernia common shares will vary depending upon the election you make and a number of other factors.

The Election Form should be properly filled in, dated and signed, and should be delivered, together with certificates representing all of the Hibernia common shares currently held by you or a properly completed guarantee of delivery (if your shares are held in certificated form), to the Exchange Agent at the appropriate address set forth on the Election Form. The method of delivery of certificate(s) and any other required documents is at the election and risk of the owner. However, if certificate(s) are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. Risk of loss and title of the certificate(s) shall pass only upon proper delivery of the certificate(s) or book-entry transfer of shares to the Exchange Agent.

Your submission of an Election Form does NOT constitute a vote on the amended merger agreement. In order to vote your Hibernia shares, you must sign, date and return the proxy card (or voting instruction form) included with the revised proxy statement/prospectus or vote shares you hold of record in person at the special meeting. Do NOT return your proxy materials to the Exchange Agent.

Please read and follow carefully the instructions regarding completion of the Election Form set forth below. These instructions, terms and representations and warranties are part of the terms and conditions of the Election Form.

A.	Special Conditions

1. Effect of Original Election. All elections made in connection with the original merger agreement have been cancelled and are of no effect. If you previously held your Hibernia shares in certificated form and validly tendered them to the Exchange Agent before the original election deadline, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. Any restrictions or legends reflected on your share certificate are indicated on your book-entry account. If you previously submitted your original election form to the Exchange Agent with respect to shares that were held in book-entry form, your shares remain in your account. You must submit an Election Form for your shares if they are now held in book-entry form in order to elect the type of merger consideration you prefer to receive in the merger.

2. Time in Which to Elect. In order for your election to be effective, the Exchange Agent must receive a properly completed Election Form, accompanied by certificate(s) representing all of the Hibernia common shares in respect of which you make election (if your shares are held in certificated form) no later than 5:00 p.m., local time in New York City, on November [ ], 2005. If a holder of Hibernia common shares does not properly follow the instructions for making an effective election or if a Hibernia shareholder’s election is otherwise not effective, such shareholder will be deemed to have not made an election and will receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration, depending on the elections of other Hibernia shareholders.

Stock certificates may be delivered by guaranteed delivery substantially in the form of the enclosed Notice of Guaranteed Delivery; except that if a guarantee of delivery has been submitted to the Exchange Agent, such certificate(s) must in fact be delivered to the Exchange Agent by the time required in such guarantee of delivery. Shareholders are urged to deliver a properly completed Election Form, accompanied by certificates, no later than 5:00 p.m., local time in New York City, on November [ ], 2005, which is the election deadline.

3. Revocation or Change of Election. Any election may be revoked or changed and the certificate(s) or book-entry transfer withdrawn by the person who submitted the Election Form to the Exchange Agent by written notice duly executed and received by the Exchange Agent up to and immediately prior to the election deadline. Such notice must specify the person in whose name the Hibernia common shares to be withdrawn had been submitted, the number of shares to be withdrawn, the name of the registered holder thereof, and the serial numbers shown on the certificate(s) representing the shares to be withdrawn (if the shares are in certificated form). If an election is revoked, and the certificate(s) or book-entry shares withdrawn, the certificate(s) or book-entry transfer will be returned promptly by the Exchange Agent to the person who submitted such notice. Upon any such revocation, unless a properly completed Election Form, together with your certificate(s)

(or a properly completed guarantee of delivery) is thereafter submitted to the Exchange Agent prior to the election deadline, you will be deemed to have not made an effective election and will receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration, depending on the elections of other Hibernia shareholders.

4. Elections Void if Merger Not Completed. All Forms of Election will be void and of no effect if the amended merger agreement is terminated. The Exchange Agent will return promptly certificate(s) or book-entry shares it had received previously to the person who made such election. In such event, Hibernia common shares held through The Depository Trust Company are expected to be available for sale or transfer promptly following such termination. Certificates held of record directly by the beneficial owners of such Hibernia common shares will be returned by the Exchange Agent without charge to the holder as promptly as practicable by first class, insured mail.

5. Cash in lieu of Fractional Interests. No certificate or book-entry transfer representing a fraction of a Capital One share will be issued. Instead, each Hibernia shareholder that would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product of (a) the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before the completion of the merger and (b) the fraction of a share of Capital One common stock (after aggregating all fractional interests of Capital One common stock such holder would be entitled to receive as stock consideration) to which such holder would otherwise be entitled to receive as merger consideration pursuant to his or her election and the proration procedures described in the revised proxy statement/prospectus.

B.	General

1. Execution and Delivery. The Election Form must be properly filled in, dated and signed in the signature box and must be received (together with certificates representing Hibernia common shares as to which the election(s) is (are) made or a properly completed guarantee of delivery, if such shares are held in certificated form) by the Exchange Agent at the address of the Exchange Agent set forth on the first page hereof prior to the election deadline. If certificates are delivered to the Exchange Agent in multiple deliveries, a properly completed and duly executed Election Form must accompany each such delivery.

In Item 1 of the Election Form, you should list each of the certificate number(s) on which you would like to elect, along with the number of shares represented by each. If the space is inadequate, use a separate sheet and attach it to the Election Form. If you hold Hibernia shares in book-entry form (which you do if you validly tendered your share certificates to the Exchange Agent in connection with an election under the original merger agreement, unless you have since had such shares certificated) and wish to make an election with respect to some or all of such Hibernia shares, you do not need to complete the left-hand column “Certificate No.(s)” in Item 1 for those book-entry shares; simply fill in the number of shares in the right-hand column “Number of Shares.”

In Item 2 of the Election Form, you should:

•	mark box A if you wish to elect cash consideration for all of the Hibernia shares identified under Item 1 of the Election Form,

•	mark Box B if you wish to elect stock consideration for all of the Hibernia shares identified under Item 1 of the Election Form, or

•	mark Box C if you wish to receive a combination of cash consideration and stock consideration.

If you wish to receive a combination of stock consideration and cash consideration, please also print the number of Hibernia shares with respect to which you wish to receive cash consideration and the number of Hibernia shares with respect to which you wish to receive stock consideration in the space indicated under Box C of the Election Form. You should not list a fractional share of Hibernia stock in the space under Box C. If you elect a combination of stock consideration and cash consideration, any fractional Hibernia share you own will be treated as if no election had been made with respect to such share. The total number of Hibernia shares for which you elect to receive a combination of stock consideration and cash consideration may not exceed the total number of full Hibernia shares listed in Item 1 of the Election Form (excluding all fractional shares). If the total number of shares for which you elect to receive a combination of cash consideration and stock consideration exceeds the total number of shares entered in Item 1, your election will be deemed to be invalid. If the total number of shares for which you elect to receive a combination of cash consideration and stock consideration is less than the total entered in Item 1, you will be deemed not to have made an election for the number of shares constituting the difference.

The Exchange Agent and Capital One reserve the right to deem that you have not made any election if:

•	no election choice is indicated in Item 2 of the Election Form;

•	more than one election choice is indicated in Item 2 of the Election Form;

•	you fail to follow the instructions on the Election Form (including failure to submit your Hibernia stock certificate(s) or a Notice of Guaranteed Delivery, if you own shares in certificated form) or otherwise fail to properly make an election;

•	a completed Election Form (including submission of your Hibernia stock certificate(s) or a Notice of Guaranteed Delivery, if you own shares in certificated form) is not actually received by the Exchange Agent prior to the election deadline; or

•	you return the Election Form with a Notice of Guaranteed Delivery but do not deliver the Hibernia stock certificate(s) representing the shares in respect of which an election is being made within the time period specified in the Notice of Guaranteed Delivery.

Notwithstanding anything to the contrary in the Election Form, the Exchange Agent and Capital One reserve the right to waive any flaws in a completed Election Form but shall be under no obligation to do so.

2. Guarantee of Signatures. A signature guarantee is required on the Election Form if the registered holder(s) of the Hibernia common shares surrendered herewith has completed the box entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the Election Form and in all other cases, unless the Election Form is signed by the registered holder(s) of the Hibernia common shares surrendered herewith and no such boxes are completed. A signature guarantee must be completed by an eligible guarantor institution such as a commercial bank, trust company, securities broker/dealer, credit union, or savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc. (each of the foregoing being an “Eligible Institution”). See Instruction B.4. If you have any questions regarding the need for a signature guarantee, please call the Exchange Agent at 1-866-469-6745.

3. Delivery of Election Form and Share Certificates. Please do not send your certificate(s), guarantee of delivery or Election Form directly to Capital One. The certificate(s), together with a properly completed and duly executed and dated copy of the Election Form and any other documents required by the Election Form, or a properly completed guarantee of delivery, must be delivered to the Exchange Agent at the address set forth on the cover of this document.

The method of delivery of certificate(s) and any other required documents is at the election and risk of the owner. However, if certificate(s) are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. Risk of loss and title of the certificate(s) shall pass only upon proper delivery of the certificate(s) or book-entry transfer of shares to the Exchange Agent.

All questions as to validity, form and eligibility of the surrender of any certificate, book-entry transfer of shares, and elections hereunder will be determined by Capital One (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding. Capital One reserves the right to waive any irregularities or defects in the surrender of any certificate(s), any book-entry transfer of shares and any election. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Capital One and the Exchange Agent shall make reasonable efforts to notify any person of any defect in any Election Forms submitted to the Exchange Agent.

4. Signatures on Election Form and Endorsements. If the Election Form is signed by the registered holder(s) of the Hibernia common shares surrendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without any alteration, enlargement or change whatsoever.

If the certificate(s) surrendered or book-entry transfer(s) of shares thereby are owned of record by two or more persons, all such persons must sign the Election Form. If the certificates or book-entries are registered in the names of different holders on separate certificates or book-entries, it will be necessary to complete, sign and submit as many separate Election Forms as there are different registrations of certificates or book-entries.

If the Election Form is signed by the registered holder(s) of the certificates listed and surrendered herewith, no endorsements of the certificates or separate stock powers are required.

If the Election Form is signed by a person other than the registered holder(s) of the certificates surrendered or book-entries transferred thereby, such certificate(s) or book-entry transfer(s) must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the record holder(s) appears on such certificate(s), in which case the signatures on such certificates, book-entry transfers or stock powers must be guaranteed by an Eligible Institution (as defined in Instruction B.2).

If the Election Form or any certificate(s), book-entry transfer(s) or stock power(s) is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, must give his or her full title in such capacity, and must submit proper evidence of his or her authority to so act. Shareholders with any questions regarding what constitutes proper evidence should call the Exchange Agent at 1-866-469-6745. The Exchange Agent will not exchange any Hibernia common shares until all instructions herein are complied with.

5. New Certificate in Same Name. If the certificate or book-entry transfer representing Capital One shares is to be registered in exactly the same name that appears on the certificate(s) being surrendered or book-entry transfer with the Election Form, the shareholder will not be required to endorse the certificate(s) surrendered herewith or book-entry transfer.

6. New Certificates in Different Name. If the certificate or book-entry transfer representing Capital One shares is to be registered in a name other than exactly the name that appears on the certificate(s) being surrendered or book-entry transfer with the Election Form, the certificate(s) being surrendered herewith or book-entry transfer must be endorsed, or accompanied by an appropriate signed stock power, and the signatures appearing on such endorsement(s) or stock power(s) and on the Election Form must be medallion guaranteed by an Eligible Institution (as defined in Instruction B.2). In such case, the “Special Issuance and Payment Instructions” box on the Election Form must be completed. See Instruction B.8 as to certifying the Taxpayer Identification Number for the new registered owner.

7. Special Delivery Instructions. The “Special Delivery Instructions” box on the Election Form must indicate the name and address of the person(s) to whom the certificate(s) and/or check comprising the merger consideration are to be sent if different from the name and address of the person(s) signing the Election Form. Filling in the box will NOT change your address for dividends and other mailings.

8. Form W-9. If the registered account does not have an accurate or updated taxpayer identification number (“TIN”), we have enclosed a Form W-9 with the Election Form. If we did not include a Form W-9 and your merger consideration is to be issued in the same name, you need take no further action to certify the TIN for the registered account. Under U.S. federal income tax law, any person submitting the Election Form who has not previously certified the TIN relating to the registered account must provide to the Exchange Agent and Capital One his, her or its correct TIN, and certify that such TIN is true, correct and complete, on the enclosed Form W-9. If such TIN is not provided, a penalty of $50.00 may be imposed by the Internal Revenue Service and payments made may be subject to 28% backup withholding. The TIN to be provided is that of the person submitting the Election Form. The TIN for an individual is generally his or her social security number.

Exempt persons (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. A foreign individual may qualify as an exempt person by submitting a Form W-8, signed under penalties of perjury, certifying such individual’s foreign status. Such form can be obtained from the Exchange Agent.

The signature and date endorsed on Form W-9 will serve to certify that the TIN and withholding information provided in the Election Form are true, correct and complete. See the attached Guidelines for Certification of Taxpayer Identification Number on Form W-9 for additional instructions.

If your merger consideration is to be issued in a different name, you should submit a completed Form W-9 with your Election Form. If you need additional or replacement copies of Form W-9, please call the Exchange Agent at 1-866-469-6745.

9. Lost, Stolen or Destroyed Certificates. If your certificate(s) has been lost, stolen or destroyed, please contact Hibernia’s Transfer Agent, at 1-800-814-0305. You will then be instructed as to the steps you must take in order to surrender your shares for exchange. You will not be able to make an election on those shares until they have been replaced by the Transfer Agent.

10. Correction of or Change in Name. For a correction of name or for a change in name which does not involve a change in ownership, you may proceed as follows: (a) for a change in name by marriage, etc., the Election Form should be signed, e.g., “Mary Doe, now by marriage Mary Jones” and (b) for a correction in name, the Election Form should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown”. In each such case, the signature on the Election Form must be guaranteed as provided in Instruction B.2 above; the signature of a notary public is not sufficient for this purpose.

11. Information and Additional Copies. Information and additional copies of the Election Form may be obtained from the Exchange Agent by writing to the mailing address or calling 1-866-469-6745. Additional copies of the revised proxy statement/prospectus may be obtained from the Proxy Information Agent, Mellon Investor Services LLC by calling 1-800-814-0305.

C.	Representations and Warranties of the Hibernia Shareholder

By signing and returning the Election Form or guarantee of delivery form to the Exchange Agent, you agree to the statements set forth below:

1. Pursuant to the amended merger agreement and subject to the election and proration procedures described herein and in the revised proxy statement/prospectus, you thereby surrender the certificates representing your Hibernia common shares listed on the Election Form or for which a book-entry transfer has been made, and elect, as indicated in the Election Form or guarantee of delivery form, to receive for each Hibernia common share represented by the certificates or book-entry transfer of shares the stock consideration or the cash consideration.

2. You represent and warrant that you are, as of the date thereof, and will be, as of the completion date of the merger, the registered holder of the Hibernia common shares represented by the enclosed certificate(s) or book-entry transfer of shares with good title thereto and with full power and authority to make the election indicated therein and to sell, assign and transfer the Hibernia common shares represented by the enclosed certificate(s) or book-entry transfer of shares, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims. You will, upon request, execute any additional documents necessary or desirable to complete the surrender and exchange of such Hibernia common shares. You irrevocably appoint the Exchange Agent as your agent to effect the exchange. All authority conferred or agreed to be conferred in the Election Form (or guarantee of delivery) shall be binding upon your successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

3. You understand and acknowledge that you will not receive the merger consideration until the merger is completed and until the certificate(s) representing your Hibernia common shares are received by the Exchange Agent at the address set forth above, together with such additional documents as the Exchange Agent may require, and until the same are processed for exchange by the Exchange Agent. You understand and acknowledge that the method of delivery of the certificate(s) or book-entry transfer of shares and all other required documents is at your option and risk and that the risk of loss and title to such certificate(s) shall pass only after the Exchange Agent has actually received the certificate(s) or book-entry transfer of shares. You further understand and acknowledge that no interest will accrue on the merger consideration, including on any cash paid in lieu of fractional Capital One shares, or on any dividends paid with respect thereto.

4. You make the election set forth in Item 2, “Election Choices,” of the Election Form. You understand that the purpose of the election procedures described in the Election Form is to permit holders of Hibernia common shares to express their preferences of the kind of merger consideration they elect to receive in the merger, subject to proration. You understand that the preference expressed with respect to the kind of merger consideration may not be fully satisfied depending upon the preferences of other Hibernia shareholders.

5. You agree that if you do not make an election or if you make an ineffective election for any Hibernia common shares held by you, you will be deemed to have not made an election and will receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration, depending on the elections of other Hibernia shareholders.

6. You acknowledge that none of Hibernia, Capital One, the Hibernia board of directors and the Capital One board of directors has made any recommendation as to whether or not you should make a particular type of election. You also acknowledge that you were advised to make your own decision, in consultation with your own financial and tax advisors, if any, as to which type of election to make.

7. Unless otherwise indicated on the Election Form in the box entitled “Special Issuance and Payment Instructions,” in exchange for the enclosed certificate(s) (or those delivered pursuant to a guarantee of delivery) or book-entry transfer of shares, you instruct the Exchange Agent to issue in your name, as it appears on the Election Form, (i) the merger consideration, subject to proration, in the form elected by you in Item 2 in the Election Form, “Election Choices,” and (ii) a check for cash in lieu of any fractional Capital One share that would otherwise be issued. Similarly, unless otherwise indicated in the box entitled “Special Delivery Instructions,” you instruct the Exchange Agent to mail the merger consideration to you at the address shown on the Election Form. In the event that both the Special Issuance and Payment Instructions and the Special Delivery Instructions are completed, you instruct the Exchange Agent to issue and mail the merger consideration to the person or entity so indicated at the address indicated. Appropriate medallion signature guarantees by an Eligible Institution (as defined in Instruction B.2) have been included with respect to the Hibernia common shares for which Special Issuance and Payment Instructions and/or Special Delivery Instructions have been given.

8. You understand and acknowledge that Capital One (which may delegate power in whole or in part to the Exchange Agent), in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the merger agreement, governing (i) the validity of the Forms of Election and compliance by you with the election procedures set forth therein, (ii) the manner and extent to which elections are to be taken into account in making the proration determinations, (iii) the issuance and delivery of certificates representing the whole number of shares of Capital One common stock to be issued as stock consideration and (iv) the method of payment of cash consideration and cash in lieu of fractional shares of Capital One common stock.

9. You understand that Capital One has a Direct Registration System (“DRS”) for its shares of common stock. This means that Capital One’s transfer agent will keep any Capital One common shares you receive in the merger in an electronic, book-entry form following the merger and subsequently if there is activity in your account, you will receive a Direct Registration Transaction Advice providing updated information on your shares. You understand that, for a nominal fee, you can request a physical certificate at any time.

QUESTIONS AND ANSWERS

About the Surrender of Hibernia Common Shares for Cash and/or Capital One Common Shares

The following are answers to some frequently asked questions about the surrender, subject to the completion of the merger, of Hibernia common shares in connection with the merger. The information herein is qualified in its entirety by reference to (i) the Agreement and Plan of Merger, dated as of March 6, 2005, as amended by Amendment No. 1, dated as of September 6, 2005, between Capital One and Hibernia (a composite form of which was included as Annex A to the revised proxy statement/prospectus, dated September [ ], 2005, mailed to Hibernia shareholders in connection with the November [ ], 2005 special meeting at which the amended merger agreement will be voted on by the Hibernia shareholders), (ii) the revised proxy statement/prospectus and (iii) the Election Form enclosed herewith. If you have additional questions about the surrender of your Hibernia shares or need further assistance, please call Computershare Shareholder Services, Inc., the Exchange Agent (the “Exchange Agent”) at 1-866-469-6745.

1.	Why am I being asked to make another election?

Following Hurricane Katrina, Capital One and Hibernia renegotiated the terms of the merger to take into account the potential impact of Hurricane Katrina on Hibernia. As part of the amended merger agreement, Capital One and Hibernia agreed to cancel all elections previously made by Hibernia shareholders in connection with the original merger agreement.

2.	If I submitted an election form to the Exchange Agent in connection with the original merger agreement, should I submit the enclosed Election Form as well?

Yes, you should submit the enclosed Election Form to the Exchange Agent. All elections previously made in connection with the original merger agreement have been cancelled and no longer have any effect. Hibernia shareholders wishing to elect the type of merger consideration they receive in the merger must submit the enclosed Election Form to the Exchange Agent by the new election deadline, which is 5:00 p.m., local time in New York City, on November [ ], 2005. Hibernia shareholders who previously validly tendered their Hibernia share certificates to the Exchange Agent in connection with the original merger agreement do not need to submit stock certificates for the shares represented by those previously tendered share certificates because such shares are now held in book-entry form by Hibernia’s transfer agent, Mellon Investor Services, unless you have requested that Mellon Investor Services reissue these shares in certificated form. See question number 9 below.

3.	What do I have to do to elect the type of merger consideration I prefer to receive in the merger?

Since all elections previously made by Hibernia shareholders in connection with the original merger agreement have been cancelled, you have been mailed the enclosed Election Form so as to permit you to exercise your right to make a new election prior to the new election deadline. Each Election Form allows you to make cash or stock elections.

4.	Do I have to make the same election that I made previously?

No. After carefully reading the information contained in this document, the Election Form and the Instructions, you should decide how you would like to elect to receive your merger consideration.

5.	What election am I being asked to make?

You are being asked to make an election to choose stock consideration or cash consideration, subject to proration, for each Hibernia common share you own. In the event of proration, you may receive a portion of the merger consideration in a form other than that which you elected. This election is described in greater detail in this document and in the revised proxy statement/prospectus, dated September [ ], 2005, which is being mailed in a separate package at approximately the same time as this document to Hibernia shareholders who are entitled to vote at the special meeting of Hibernia shareholders.

For certain information regarding the federal income tax consequences of elections, see “Material U.S. Federal Income Tax Consequences of the Merger” in the revised proxy statement/prospectus.

Subject to the election and proration procedures, following completion of the merger you will receive, in exchange for each Hibernia common share you own, consideration with a value approximately equal to the sum of (a) 0.2055 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before the completion of the merger and (b) $13.95.

6.	When must I submit a new election on the type of merger consideration that I prefer to receive?

A properly completed and signed Election Form must be returned along with your Hibernia stock certificate(s) (if you hold shares in certificated form) to the Exchange Agent no later than 5:00 p.m., local time in New York City, on November [ ], 2005, which is the election deadline. If you do not submit a properly completed and signed Election Form to the Exchange Agent by the election deadline, you will have no control over the type of merger consideration you may receive, and consequently, may receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration, depending on the elections of other Hibernia shareholders.

7.	What is the Election Form?

The enclosed Election Form allows you to choose between stock consideration or cash consideration, or a combination of both. To make this election, complete the enclosed Election Form according to the instructions also enclosed and return to the Exchange Agent such form with your Hibernia common share certificates by the election deadline.

Enclosed with the Election Form are instructions for surrendering your Hibernia common share certificate(s) (if you hold shares in certificated form) to the Exchange Agent. You must complete, sign and return the Election Form to the Exchange Agent along with your Hibernia common share certificates (if you hold stock in certificated form) in order to elect the type of merger consideration that you would prefer to receive in the merger.

8.	What will happen if I do not complete and return all necessary materials to the Exchange Agent by the election deadline?

You will then be deemed to have not made an election and will receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration depending on the elections made by other Hibernia shareholders. You will, however, not receive the merger consideration until you have surrendered your Hibernia stock certificates. No Hibernia shareholder will receive any consideration until the merger is completed.

9.	What happened to my Hibernia stock certificates I submitted to the Exchange Agent before the original election deadline?

If you previously held your Hibernia shares in certificated form and validly tendered them to the Exchange Agent before the original election deadline, the shares were returned to you via an account in your name in book-entry form on the records of Hibernia’s transfer agent, Mellon Investor Services. Any restrictions or legends reflected on your share certificate(s) are indicated on your book-entry account. You may request a physical share certificate, or direct any questions or requests for changes to your account, by contacting Mellon Investor Services at 1-800-814-0305. You must submit an Election Form for your shares that are now held in book-entry form in order to elect the type of merger consideration you prefer to receive in the merger.

10.	What will happen if I submit my Hibernia stock certificates and submit the Election Form, and then later decide to change my mind?

You may change or withdraw your election any time prior to the election deadline by sending a new Election Form, properly completed and signed, to the Exchange Agent. However, the time to make a valid election is limited, so we encourage you to consider carefully your choice before sending in your materials. The Exchange Agent must receive any changes in or withdrawals of your election by the election deadline for the change or withdrawal to be effective.

11.	How should I mail in my Election Form and any Hibernia common share certificates?

You are responsible for the delivering to the Exchange Agent your Election Form and any Hibernia common share certificates that you wish to surrender. The method of delivery is at your election and risk. We recommend that you use registered mail, properly insured, return receipt requested. Please keep in mind that the delivery time for registered or certified mail is often longer than regular mail. Whichever method you chose, please be sure to allow ample time for delivery. The Election Form and your stock certificates may be mailed, or sent by courier, in the enclosed return envelope, to one of the following addresses:

By Mail:	By Overnight Delivery:	By Hand:

Computershare	Computershare	Computershare
Hibernia/Capital One Transaction	Hibernia/Capital One Transaction	Hibernia/Capital One Transaction
Attn.: Corp Actions	Attn.: Corp Actions	Attn.: Corp Actions
P. O. Box 859208	161 Bay State Dr.	17 Battery Place, 11th Floor
Braintree, MA 02185-9208	Braintree, MA 02184	New York, NY 10004

If you have any questions regarding the procedure for exchanging your stock certificates, submitting a guarantee of delivery or making a book-entry transfer of shares, please contact the Exchange Agent at 1-866-469-6745.

12.	What if I have separate accounts?

You will receive and must complete a separate Election Form for each account that you have.

13.	How do I elect merger consideration for Hibernia common shares allocated to my account in the Employee Stock Ownership Plan or the Retirement Security Plan?

You will receive a separate packet of information describing the procedures that must be followed to elect stock consideration or cash consideration, subject to proration, for the shares of Hibernia common shares allocated to your accounts in the Employee Stock Ownership Plan and the Retirement Security Plan. You must follow the instructions set forth in that packet of information to make an effective election with respect to such shares.

14.	What if my Hibernia common share certificate contains a restrictive legend?

The presence of a restrictive legend on your Hibernia common share certificate has no effect on the procedures for making an election of stock consideration or cash consideration. You should follow the procedures set forth in these instructions for making an election of merger consideration with respect to such shares.

15.	If my Hibernia common share certificate is lost, stolen or destroyed, how do I get it replaced?

If your Hibernia common share certificate has been lost, stolen or destroyed, please call Mellon Investor Services at 1-800-814-0305. A representative will send you the necessary documentation to arrange for the issuance of replacement shares.

16.	What should I do if I want my Capital One shares or cash consideration issued in a different name(s)?

Please follow the instructions in B.6 of the Election Form. All changes in registration require a “Medallion” signature guarantee. You can have your signature Medallion Guaranteed at a financial institution such as a commercial bank, a trust company, a national bank, a credit union, a brokerage firm or a savings association that participates in the “Medallion” program. Please note that notarization by a notary public is not a valid substitute for a Medallion Guaranteed signature. In addition, unless you certify the Taxpayer Identification Number for the new account, you may be subject to backup withholding and other penalties. Please refer to Instruction B.8.

17.	What if my Hibernia common shares are held by a bank or broker?

Please contact your bank or broker for information on how they will handle your account.

18.	How long will it take the Exchange Agent to exchange my Hibernia common shares and mail my merger consideration if the merger is completed?

Assuming that you properly complete the Election Form and you surrender all your Hibernia common share certificates for your Hibernia common shares by the election deadline, it will generally take approximately 7 business days from date of completion of the merger for the Exchange Agent to process and mail to you your merger consideration. If there is any problem with your documentation once it reaches the Exchange Agent, the Exchange Agent will return your Election Form to you with a letter of explanation. Your election will not be valid until any and all such problems with your documentation are resolved. If any problem with your Election Form is not resolved prior to the election deadline, you will be deemed to have not made an election and will receive stock consideration, cash consideration or a combination of both stock consideration and cash consideration depending on the elections made by other Hibernia shareholders.

19.	Will I receive a physical certificate for any Capital One common shares that are delivered to me in the merger?

No. Any Capital One common shares will be issued under Capital One’s Direct Registration System. This means that your shares will be held in an account maintained by Capital One’s transfer agent. If you want a physical certificate, you may request one at any time for a nominal fee.

20.	What is a Form W-9 “Payer’s Request for Taxpayer Identification Number and Certification”? What form should I use if I am a foreign shareholder?

The Form W-9 should be completed and signed if you have received such a form from the Exchange Agent. Only shareholders whose registered account does not have an accurate or updated taxpayer identification number have been sent a Form W-9. If you receive the Form W-9 (or your consideration is to be issued in a different name from that indicated on the Election Form) and you do not submit a properly completed Form W-9, any payments made to you may be subject to backup withholding. Non-U.S. shareholders should provide a Form W-8 that may be obtained from the Exchange Agent or the IRS’s website at www.irs.gov. Foreign shareholders should contact the Exchange Agent for further information.

21.	What if I lose my Election Form or need an additional one?

You should call the Exchange Agent at 1-866-469-6745 and request that a duplicate Election Form be mailed to you. Keep in mind that the Exchange Agent must receive any Election Form changes by the election deadline.

22.	If I still have questions about the merger and my exchange of Hibernia common shares, who should I call?

You should call the Exchange Agent at 1-866-469-6745 to answer any questions you may have.